Exhibit 99.1

DermTech Announces Pricing of Public Offering of Common Stock

LA JOLLA, Calif. — (BUSINESS WIRE) — January 7, 2021 — DermTech, Inc. (Nasdaq: DMTK) (“DermTech”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, announced today the pricing of its previously announced underwritten public offering of 4,237,288 shares of its common stock at a price to the public of $29.50 per share. DermTech’s gross proceeds from the offering are expected to be approximately $125 million, before deducting underwriting discounts and commissions and offering expenses. In addition, DermTech has granted the underwriters a 30-day option to purchase up to 635,593 additional shares of common stock at the public offering price, less underwriting discounts and commissions. All of the shares in the offering are being sold by DermTech. DermTech currently intends to use the net proceeds from the offering to fund further commercialization of its clinical commercial tests, accelerate pipeline development and for general corporate purposes, including working capital and other general and administrative purposes.

Cowen and William Blair are acting as joint book-running managers for the offering. BTIG, Craig-Hallum and Oppenheimer & Co. are acting as lead managers for the offering, and Lake Street Capital Markets is acting as co-manager for the offering. The offering is expected to close on January 11, 2021, subject to the satisfaction of customary closing conditions.

The offering is being made only by means of a written prospectus and related prospectus supplement forming part of DermTech’s shelf registration statement on Form S-3 (File No. 333-248642) that was filed with the Securities and Exchange Commission (the “SEC”) on September 8, 2020 and declared effective by the SEC on September 17, 2020. The preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering were filed with the SEC on January 6, 2021.  The final prospectus supplement and accompanying prospectus will be available at the SEC’s website located at www.sec.gov. Alternatively, copies may be obtained, when available, from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926, or from William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, or by email at prospectus@williamblair.com or by telephone at 1-800-621-0687.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About DermTech:

DermTech is the leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by our non-invasive skin genomics platform. DermTech’s mission is to transform dermatology with our non-invasive skin genomics platform, to democratize access to high quality dermatology care, and to improve the lives of millions. DermTech provides genomic analysis of skin samples collected non-invasively using an adhesive patch rather than a scalpel. DermTech markets and develops products that facilitate the early detection of skin cancers, and is developing products that assess inflammatory diseases and customize drug treatments.

Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to: the completion, timing and option relating to the public offering and the anticipated amount and use of proceeds therefrom, as well as the performance, patient benefits, cost-effectiveness, commercialization and adoption of DermTech’s products and the market opportunity therefor. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and private payors; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; (9) the completion of the public offering; and (10) other risks and uncertainties included in the “Risk Factors” section of the preliminary prospectus filed by DermTech with the SEC on January 6, 2021, the most recent Quarterly Report on Form 10‑Q filed by DermTech with the SEC, and other documents filed or to be filed by DermTech with the SEC. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Source: DermTech, Inc.

Sarah Dion
VP Marketing
sdion@dermtech.com
(858) 450-4222

Investor Relations:
Caroline Corner, PhD
Westwicke, an ICR company
caroline.corner@westwicke.com
(415) 202-5678